1. Loans per active dealer partner were 28.3 in the 1st quarter of 04, 23.2 in the 1st quarter of 05 and 19.4 in the 1st quarter of 06. With your unlevered after-tax return on capital approaching the mid teens combined with better than expected collection rates in this year’s first quarter, have you considered increasing the advance rate again to increase the loans per active dealer partner? I completely understand and agree with not chasing unprofitable business as you discuss in the annual report. But your profitability and collection rates appear to have improved over the last couple of years.

We spend a lot of time thinking about the optimal mix of price (of which advance rate is the primary component), credit policy and volume. We are very clear that our objective is to produce as much economic profit as possible. In theory, we could increase economic profit through an advance rate increase if unit volume were to increase enough to offset the decrease in per unit profitability.

However, an across the board advance rate change, similar to the one we implemented in March of 2005 is not currently in our plans. Rather, we are implementing a process for adjusting the advance rate on a more targeted and more frequent basis. We believe this new process, once implemented, will take better advantage of data we have accumulated over time and allow us to better calibrate our advance rate to current market conditions.

2. You mention in the annual report that you intend to continue to make improvements to your program, so that you can write as much profitable business per dealer-partner as the market allows. Could you elaborate on what type of improvements? Where do you feel you are today in terms of writing as much business as the market allows? Are you doing everything you can today, are you 1/2 way there, etc.?

We currently think about “improvements” as falling into one of three general categories: (1) better execution of current core processes (sales, loan servicing and originations), (2) changes to our program (the combination of pricing and policy), and (3) changes that will make our program easier to use for our dealer-partner (including changes to our internet based origination system). We think about improvement as a continuous process and one that is not anywhere close to being fully developed.